                                 EXHIBIT 99.1

Contacts:  Daniel J. Thomas                       Thomas E. Kiraly
           President and                          Executive Vice President and
           Chief Executive Officer                Chief Financial Officer
           (972) 364-8111                         (972) 364-8217

   CONCENTRA OPERATING CORPORATION REPORTS SECOND QUARTER RESULTS

     ADDISON, Texas, August 1, 2000 - Concentra Operating Corporation ("Concentra") today announced financial results for the second quarter and six-month period ended June 30, 2000. Revenues for the second quarter rose 9% to $190,348,000 from $174,088,000 reported in the same period last year. Operating income remained essentially unchanged for the second quarter at $23,216,000 versus $23,928,000 in the prior year. As expected, the impact of higher interest expense, related to new credit facilities put in place to facilitate Concentra's August 1999 recapitalization, reduced second quarter net income to $2,397,000 as compared with $11,526,000 in the comparable period last year.

     For the six months ended June 30, 2000, revenues increased 13% to $371,444,000 as compared with $329,499,000 reported for the same period last year. Operating income increased 4% to $39,585,000 versus $38,144,000 reported for the first half of 1999. Higher interest expense was the principal reason for the Company's lower net income of $2,628,000 for the first six months of 2000 as compared to net income of $17,594,000 for same period in the prior year.

     Earnings before interest, taxes, depreciation and amortization ("EBITDA"), as computed in a manner consistent with the definition set forth in the Company's $190 million Series A Senior Subordinated Notes, increased 4% to $33,478,000 in the second quarter of 2000 versus $32,180,000 reported for the comparable 1999 period and was up 28% as compared to the first quarter of 2000. Through the first half of 2000, EBITDA was $59,664,000, representing an increase of 10% over the $54,215,000 reported for the same period last year.

     Commenting on the results, Daniel J. Thomas, President and Chief Executive Officer of Concentra, said, "We are pleased to report on the Company's continued progress. During the second quarter, Concentra's revenue growth exceeded our previous expectations, largely reflecting the strength of our Health Services operations and improving stability in our Field Case Management division. These positive trends, together with improved expense control at all levels of the Company, helped us expand our operating cash flows."

     Thomas explained that Concentra's Health Services division continues to serve as an important catalyst for the Company's ongoing growth in revenues, profits and cash flow. With quarterly revenues topping the $100 million mark for the first time ever, this division accounted for 54% of Concentra's total second quarter revenues. Concentra Health Services, the nation's largest network of occupational healthcare centers with 215 centers located in 63 markets in 32 states, witnessed strong internal growth during the second quarter as same-market revenues rose 9.9% as compared to the same period last year. For the year-to-date period, same-market revenues increased 8.9%. Increased visits are driving this growth, with solid gains for injury-related care but even faster growth in non-injury visits as clients increasingly look to Concentra to provide pre-employment related testing, such as physical examinations, substance abuse testing and other similar services. This continues a trend that Concentra has experienced for several quarters, with non-injury care accounting for 52% of the visits to Concentra's occupational healthcare centers in the second quarter, up from 50% in the second quarter of last year.

                                    -MORE-

     "While we are encouraged by the continuing momentum of our Health Services operations, we also recognize that some of our specialized cost containment services, which have been among the fastest growing services we offer, did not sustain this rapid pace in the second quarter," Thomas continued. "As anticipated, Concentra Preferred Systems produced lower revenues during the current quarter than it did during the second quarter of 1999, primarily due to the significant amount of sales from the Company's contract compliance service offering that were recorded during the prior year. These strong prior-year sales make the second quarter of this year difficult to compare to the prior year. While we have been continuing to cultivate new sales of contract compliance and other post-payment service initiatives during 2000, these sales were not sufficient in the second quarter to replicate the levels we initially achieved last year at this time with sales to several large clients," Thomas said. Thomas also noted that Concentra Preferred Systems' growth strategy during coming quarters is focused on sales of these new service offerings to several key clients. "As we approach 2001, and our traditional service offerings continue to mature, we see the opportunity for sustaining our traditional growth rates through a strategic broadening of Concentra Preferred Systems' service offerings," he said.

     During the second quarter, the amount outstanding under Concentra's $100 million revolving credit facility declined to $10.0 million at June 30, 2000 from $24.5 million at March 31, 2000, primarily as a result of a significant increase in cash flows from operating activities during the quarter and a reduction in the Company's cash balances. Due to seasonal effects on the Company's accounts receivable, personnel expenditures and interest payments, the Company currently anticipates an increase in revolver borrowings during the third quarter.

     Concentra Operating Corporation, the successor to and a wholly-owned subsidiary of Concentra Managed Care, Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto, and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and re-pricing, provider bill review, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services.

     This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company's operations, interruption in its data processing capabilities, operational financing and strategic risks related to the Company's capital structure and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company's services, and dependence on key management personnel. Additional factors include those described in the Company's filings with the Securities and Exchange Commission.

                                    -MORE-

                        CONCENTRA OPERATING CORPORATION
                         a wholly-owned subsidiary of
                         CONCENTRA MANAGED CARE, INC.
                Unaudited Consolidated Statements of Operations
                                (in thousands)

                                        Three Months Ended     Six Months Ended
                                            June 30,                June 30,
                                       -------------------   -------------------
                                         2000       1999       2000       1999
                                       --------   --------   --------   --------

REVENUE:
Health services                        $103,004   $ 81,942   $197,264   $152,564
Specialized cost containment             51,504     54,200    103,175    100,912
Field case management                    35,840     37,946     71,005     76,023
                                       --------   --------   --------   --------
 Total revenue                          190,348    174,088    371,444    329,499

COST OF SERVICES:
Health services                          80,113     62,586    157,108    120,386
Specialized cost containment             35,456     34,667     70,835     67,570
Field case management                    31,659     32,951     63,527     65,985
                                       --------   --------   --------   --------
 Total cost of services                 147,228    130,204    291,470    253,941
                                       --------   --------   --------   --------

 Gross profit                            43,120     43,884     79,974     75,558

General and administrative expenses      16,246     16,841     33,165     31,261
Amortization of intangibles               3,658      3,115      7,224      6,153
                                       --------   --------     ------     ------
 Operating income                        23,216     23,928     39,585     38,144

Interest expense                         17,926      4,714     34,147      9,391
Interest income                            (331)    (1,014)      (411)    (2,126)
Other expense (income), net                  73        182       (123)       280
                                       --------   --------   --------   --------
Income before income taxes                5,548     20,046      5,972     30,599
 Provision for income taxes               3,151      8,520      3,344     13,005
                                       --------   --------   --------   --------

Net income                             $  2,397   $ 11,526   $  2,628   $ 17,594
                                       ========   ========   ========   ========


The consolidated statements of operations above include the post-recapitalization transaction operating results of Concentra Operating Corporation, a wholly-owned subsidiary of Concentra Managed Care, Inc. and the pre-recapitalization transaction operating results of Concentra Managed Care, Inc. The recapitalization transaction was completed on August 17, 1999.


                                    -MORE-

                        CONCENTRA OPERATING CORPORATION
                         a wholly-owned subsidiary of
                         CONCENTRA MANAGED CARE, INC.
                          Consolidated Balance Sheets
                                (in thousands)


                                                        June 30,    December 31,
                                                          2000         1999
                                                        --------    ------------
                                                              (unaudited)
   ASSETS

CURRENT ASSETS:
 Cash and cash equivalents                              $  3,392       $ 14,371
 Accounts receivable, net                                166,111        156,239
 Prepaid expenses, taxes and other current assets         29,861         28,674
                                                        --------       --------
  Total current assets                                   199,364        199,284

PROPERTY AND EQUIPMENT, NET                              107,027        104,068

GOODWILL AND OTHER INTANGIBLE ASSETS, NET                330,843        324,984

OTHER ASSETS                                              25,910         25,768
                                                        --------       --------
                                                        $663,144       $654,104
                                                        ========       ========

  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Revolving credit facilities                            $ 10,000       $  4,000
 Current portion of long-term debt                         4,031          3,805
 Accounts payable, accrued income tax and expenses        85,928         89,109
                                                        --------       --------
  Total current liabilities                               99,959         96,914

LONG-TERM DEBT                                           557,941        559,942

DEFERRED INCOME TAXES AND OTHER LIABILITIES               41,490         36,521

STOCKHOLDERS' EQUITY (DEFICIT)                           (36,246)       (39,273)
                                                        --------       --------
                                                        $663,144       $654,104
                                                        ========       ========

                                     -END-